Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                               Omnicom Group Inc.
                       Ratio of Earnings to Fixed Charges
                                1997-2002 ($000s)


                                                                                                                 Quarter ended
                                                               Years Ended December 31,                             March 31,
                                            --------------------------------------------------------------   -----------------------
                                               1997         1998         1999       2000(B)        2001        2001(D)      2002(C)
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings as defined:
Profit before tax as reported ............  $  390,578   $  521,797   $  673,708   $  911,617   $  895,385   $  170,975   $  217,536
Add: Dividends from affiliates ...........      14,901       19,353       10,485       39,222       28,378        3,684        3,604
      Interest expense ...................      44,783       74,482       84,908      116,681       90,922       23,908       13,852
      Interest factor (re: rentals) (A) ..      80,890      103,829      113,861      131,594      150,914       37,552       38,397
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total earnings ...........................  $  531,152   $  719,461   $  882,962   $1,199,114   $1,165,599   $  236,119   $  273,389
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========
Fixed charges as defined:
Interest expense .........................      44,783       74,482       84,908      116,681       90,922       23,908       13,852
Interest factor (re: rentals) (A) ........      80,890      103,829      113,861      131,594      150,914       37,552       38,397
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total fixed charges ......................  $  125,673   $  178,311   $  198,769   $  248,275   $  241,836   $   61,460   $   52,249
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges .......       4.23x        4.03x        4.44x        4.83x        4.82x        3.84x        5.23x
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========


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(A)   The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.

(B)   Includes $110.0 gain on Razorfish shares in the first quarter of 2000.

(C) The March 31, 2002 amounts exclude goodwill amortization. Effective January 1, 2002 in accordance with Financial Accounting Standards Board Statement No. 142 -- "Goodwill and other Intangibles" the company stopped recording goodwill amortization expense.

(D) The March 31, 2001 amounts include goodwill amortization. For comparison purposes, the March 31, 2001 profit before tax without goodwill amortization expense would have been $193,646 and the March 31, 2001 ratio of earnings to fixed charges without goodwill amortization expense would have been 4.21x.